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                      January 16, 2024

       Heidy Chow
       Chief Financial Officer
       Snail, Inc.
       12049 Jefferson Blvd.
       Culver City, CA 90230

                                                        Re: Snail, Inc.
                                                            Form 10-Q for the
quarterly period ended September 30, 2023
                                                            Filed November 14,
2023
                                                            File No. 001-41556

       Dear Heidy Chow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology